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SCHEDULE 14C

(Rule 14c-101)

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

Check the appropriate box:
☐	Preliminary information statement
☒	Definitive information statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

PROTECTION ONE, INC. (Name of Registrant as Specified in its Charter)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules l4c-5(g) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

                      April 29, 2005

        Dear Stockholder:

          I cordially invite you to the 2005 annual meeting of stockholders of Protection One, Inc. The meeting this year is at 10:00 A.M., Central Daylight Saving Time, on Thursday, June 23, 2005 at the offices of Protection One, Inc., 1035 N 3rd Street, Suite 101, Lawrence, Kansas. The attached notice of annual meeting and Information Statement describes the items currently anticipated to be acted upon by stockholders at the annual meeting. Please note that no proxies will be solicited by the Board of Directors in connection with the meeting.

          One of the purposes of the Information Statement is to give you important information regarding Protection One's Board of Directors and executive management. We urge you to read the Information Statement carefully.

          On behalf of the management and directors of Protection One, Inc., I want to thank you for your continued support and confidence in Protection One. We look forward to seeing you at the 2005 annual meeting.

Sincerely,

RICHARD GINSBURG President and Chief Executive Officer

PROTECTION ONE, INC.
1035 N 3rd Street, Suite 101
Lawrence, Kansas 66044

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time:	10:00 A.M., Central Daylight Saving Time, on Thursday, June 23, 2005
Place:	Protection One, Inc. 1035 N 3rd Street, Suite 101 Lawrence, Kansas 66044
Purpose:	• To elect five directors to serve for a term of one year; and
• To conduct business properly raised before the meeting and any adjournment or postponement of the meeting
Record Date:
The Board of Directors has fixed the close of business on April 29, 2005 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote at the meeting will be available for examination at the annual meeting and at 1035 N 3rd Street, Suite 101, Lawrence, Kansas 66044 for ten days before the annual meeting between 9 A.M. and 5 P.M. Central Daylight Saving Time. Persons will be admitted to the meeting upon verification of their shareholdings in Protection One. If your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on April 29, 2005, the record date for voting.
By order of the Board of Directors,

J. ERIC GRIFFIN Corporate Secretary

PROTECTION ONE, INC.
1035 N 3rd Street, Suite 101
Lawrence, Kansas 66044

INFORMATION STATEMENT
FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS

General

        This Information Statement is being distributed in connection with the 2005 annual meeting of stockholders of Protection One, Inc. ("we," "our," "us" or other words of similar import) to be held at our offices at 1035 N 3rd Street, Suite 101, Lawrence, Kansas 66044 on Thursday, June 23, 2005 at 10:00 A.M. Central Daylight Saving Time.

        Stockholders may attend the annual meeting in person or send a personal representative who may vote such stockholder's shares pursuant to a duly executed proxy in favor of such personal representative.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

        This Information Statement is being furnished to our stockholders for informational purposes only, and we will bear all of the costs of the preparation and dissemination of this Information Statement. We intend to commence distribution of this Information Statement, together with the notice and any accompanying materials, on or about May 10, 2005.

        Our principal executive offices are located at 1035 N 3rd Street, Suite 101, Lawrence, Kansas 66044, and our telephone number is (785) 856-9368.

Voting

        The Board has selected the close of business on April 29, 2005 (the "Record Date") as the time for determining the holders of record of our common stock, par value $0.01 per share ("Common Stock"), entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. On the Record Date, we had 18,198,571 shares of Common Stock outstanding and those are the only securities of ours entitled to vote at the annual meeting or any adjournment or postponement thereof. A majority of the shares entitled to vote at the meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted for purposes of determining whether there is a quorum.

        Each share of Common Stock outstanding on the Record Date is entitled to one vote on each proposal. In the election of directors, each stockholder has the right to vote the number of shares he, she, or it owns for as many persons as there are directors to be elected. The affirmative vote of the holders of a majority of the stock entitled to vote, and present in person or represented by proxy, is required for the election of directors. In tabulating the number of votes cast, withheld votes, abstentions and broker non-votes are not included.

        Affiliates of Quadrangle Group LLC (collectively, "Quadrangle") own approximately 97.3% of our Common Stock as of April 29, 2005. We have been informed that Quadrangle intends to cast the votes of all of its outstanding shares of Common Stock for the election of the nominees for director named in "Election of Directors," below. Accordingly, those nominees are expected to be elected. Your vote is not being solicited in connection with the election of the director nominees. Nevertheless, you are welcome to vote at the annual meeting.

ELECTION OF DIRECTORS

Election of Directors

        Five directors will be elected at the annual meeting, each of whom is expected to serve until our next annual meeting of stockholders and until his successor has been duly elected and qualified. Each nominee has consented to being named as a nominee and to serve, if elected. While it is not expected that any of the nominees will be unable to qualify or accept office, if for any reason one or more are unable to do so, Quadrangle is expected to vote for substitute nominees selected by our Board.

        In connection with our restructuring, which is described in more detail at "Certain Relationships and Related Transactions" below, we entered into a stockholders agreement with Quadrangle. The stockholders agreement contains certain agreements with respect to our corporate governance following the restructuring, including, but not limited to, the composition of our Board of Directors. The parties to the stockholders agreement are currently generally required to use their reasonable best efforts to cause our Board of Directors to consist of five members, comprised as follows:

  •
  three members designated by Quadrangle (two directors designated by POI Acquisition, L.L.C. and one director designated by Quadrangle Master Funding Ltd);

  •
  our President and Chief Executive Officer, Richard Ginsburg; and

  •
  one independent director selected by a majority of the other directors.

The nominees for director this year are:

Name	Age	Background
Richard Ginsburg	36
		Mr. Ginsburg has served as our director and Chief Executive Officer since April 2001 and President since July 2001. Mr. Ginsburg holds as BS in communications from the University of Miami. He was founder, President and Chief Executive Officer of Guardian International, Inc., a security monitoring company, from August 1996 to April 2001. He is a director of Guardian International.
Robert J. McGuire	68
		Mr. McGuire has served as our director since March 2005. Mr. McGuire holds an LL.M. from New York University Law School, a JD from Saint John's University Law School and a BA from Iona College. Mr. McGuire is an attorney and, since 1998, has served as Counsel to the law firm of Morvillo, Abramowitz, Grand, Iason & Silberberg, PC. Mr. McGuire is a former Assistant United States Attorney and a former New York City Police Commissioner. He is a former Chairman and Chief Executive of Pinkerton's Inc. and former President of Kroll Associates, Inc. Mr. McGuire serves on the Boards of GAM Funds, Inc.; Mutual of America Investment Corp.; Six Flags, Inc.; and Iona College.

Steven Rattner	52
		Mr. Rattner has served as our director since February 2005 as a Quadrangle designee. He is Managing Principal of Quadrangle Group, our majority stockholder. Mr. Rattner holds a BA in economics from Brown University. Prior to founding Quadrangle in 2000, Mr. Rattner was Deputy Chairman and Deputy Chief Executive officer of Lazard Frères & Co. and was a Managing Director at Morgan Stanley. Mr. Rattner serves on the Boards of InterActive Corp. and ProSiebenSat.1 Media AG as well as a number of private Quadrangle portfolio companies.
David A. Tanner	46
		Mr. Tanner has served as our director since February 2005 as a Quadrangle designee. He is Managing Principal of Quadrangle Group, our majority stockholder. Mr. Tanner holds a JD from New York University School of Law, a Diploma of Economics from London School of Economics and a BA in history from Princeton University. Prior to founding Quadrangle in 2000, Mr. Tanner was a Managing Director of Lazard Frères & Co. and Managing Principal of Lazard Capital Partners. Prior to joining Lazard Frères & Co., Mr. Tanner was a Managing Director at E.M. Warburg Pincus & Co. Mr. Tanner serves on the Boards of several privately held companies.
Michael Weinstock	44
		Mr. Weinstock has served as our director since February 2005 as a Quadrangle designee. He is Managing Principal of Quadrangle Group, our majority stockholder. Mr. Weinstock holds a BS in economics from the Wharton School of the University of Pennsylvania and an MBA from Harvard Business School. Prior to joining Quadrangle in 2002, Mr. Weinstock was a Managing Director of Lazard Frères & Co. and was an investment banker with Salomon Brothers and Goldman Sachs.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Compensation of Directors

        In 2004, our directors were entitled to receive compensation for their services as discussed below. Directors who are our employees do not receive additional compensation for their services as directors. As such, Mr. Ginsburg received no compensation for his services as a director. For 2005, only our independent director will be compensated for his services as our director.

        On February 17, 2004, Westar Industries, Inc. a wholly owned subsidiary of Westar Energy, Inc., which we refer to collectively as Westar, sold its equity interests in us. Prior to the sale of us by Westar in February 2004, directors were entitled to receive a $30,000 annual retainer, $1,500 for in-person attendance at each Board or Committee meeting, and $750 for telephonic attendance at each Board or Committee meeting. In addition, the Committee Chair received an additional $750 for attending each committee meeting.

        In order to retain directors through the restructuring process, and after obtaining the advice of an independent compensation consultant, director compensation was increased to appropriately compensate directors for their additional responsibilities during our financial restructuring efforts. The table below summarizes the independent director compensation for the period February 18, 2004 through December 31, 2004.

2004 Independent Director Compensation

Annual retainer	$50,000
Annual retainer Board Chair	$50,000
Annual retainer Committee Chair	$10,000
Attendance fee for each Board of Directors meeting	$3,000
2004 incentive payment	$50,000

        During 2004, our independent directors were Ben M. Enis, who also served as Board Chair, and James Q. Wilson. All directors are reimbursed for travel and other out-of-pocket expenses incurred in attending meetings of the Board. Directors did not receive stock options or other equity-based compensation for service in 2004.

        For the period from January 1, 2005 through February 8, 2005, the date of the restructuring and stockholder agreements with Quadrangle, directors Enis and Wilson were compensated pursuant to the 2004 Director Compensation plan described above.

        Upon completion of the restructuring on February 8, 2005, our independent director compensation plan changed to the following:

2005 Independent Director Compensation

Annual retainer	$25,000
Annual retainer for Audit Chair	$10,000
Annual retainer for Chair of other Committees	$7,500
Annual retainer for Committee Member	$5,000
Attendance fee for each meeting date	$1,500
Attendance fee for each telephonic meeting	$750
Attendance fee for each in-person committee meeting not held the same day as a Board meeting	$1,500
Attendance fee for each telephonic committee meeting not held the same day as a Board meeting	$750
Annual equity award: Restricted Share Units in first year of service	2,000
Annual equity award: Restricted Share Units in subsequent years of service	1,000

Director Independence

        The Board has determined that Mr. McGuire is "independent" as that term is used in Item 401(h) of Regulation S-K. Messrs. Tanner, Weinstock and Rattner are not "independent" due to their respective affiliations with Quadrangle, nor do they meet the independence criteria set forth in the corporate governance listing standards of the New York Stock Exchange, the exchange we selected in order to determine whether our audit committee members meet the independence criteria of a national securities exchange, as required by Item 7(d)(3)(iv)(B) of Schedule 14A. The Board will continue to monitor and review, at least annually, commercial, charitable and other relationships that the directors have with us to determine whether its members are independent.

Board Meetings and Committees of the Board of Directors

        As a result of Westar's sale of its interest in us on February 17, 2004, which is described in more detail at "Certain Relationships and Related Transactions," below, Westar's designees on our Board, Bruce A. Akin, James T. Clark, Greg Greenwood, Larry D. Irick and William B. Moore, resigned from our Board effective as of the closing of the sale transaction. Donald A. Johnston also resigned from the Board effective as of the closing of the sale transaction.

        Due to these resignations, our Board consisted of only three Board members, including our President and CEO, Richard Ginsburg. Because the Board consisted of only three members, the Audit Committee and Compensation Committee were temporarily dissolved, and the full Board acted on those matters previously addressed by such committees.

        Our Board met twenty-two times during 2004. All directors attended at least 75% of the total number of Board and committee meetings held while they served as a director or member of a committee.

        In March 2005, the Board established a new standing Audit Committee and Compensation Committee. Each of these committees operates pursuant to a written charter setting out the functions and responsibilities of the committee. The charters are available in print to stockholders upon request submitted to our principal executive offices. The Audit Committee charter is also attached as Appendix A to this Information Statement. These committees, together with the Special Committee, are described below.

        The Board does not have a standing Nominating Committee. The Board is of the view that it is appropriate for us not to have such a committee because (1) the stockholders agreement with Quadrangle, which is described above in "Election of Directors," specifies how our Board will be configured, and (2) the size of the Board is relatively small (five members). If and when it becomes necessary to nominate or appoint a new member to the Board, all members will have input into the nomination or appointment, as applicable.

Special Committee

        The Board formed a Special Committee in January 2003, which was comprised of Messrs. Enis and Wilson until its dissolution on February 17, 2004. The Special Committee was authorized by the Board to, among other things: (i) monitor the continuing proceeding between Westar Energy and the Kansas Corporation Commission on our behalf; (ii) monitor Westar Energy's process with respect to selling its equity investment in us; (iii) consider whether it was in the best interests of us and all of our stockholders for us to participate in that sales process and, if so, direct and oversee that participation; (iv) review and evaluate any proposal by Westar Energy to divest its equity investment in us, which we will call a Controlling Stockholder Proposal; (v) determine whether any Controlling Stockholder Proposal was fair to and in the best interests of us and all of our stockholders; (vi) determine whether there were strategic alternatives for us to any Controlling Stockholder Proposal that would provide a greater benefit to us and all of our stockholders than such Controlling Stockholder Proposal; and (vii) determine what action(s), if any, we should have taken in response to any Controlling Stockholder Proposal.

Audit Committee; Financial Expert

        The Audit Committee of the Board of Directors has responsibility for the appointment, compensation, termination and oversight of the work of our independent auditors. The Audit Committee oversees the integrity of our financial statements, our compliance with legal and regulator requirements, the independent registered public accountants' qualifications and independence and the performance of our internal audit function.

        Management has the primary responsibility for the system of internal controls and the financial reporting process. The independent registered public accountants have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Audit Committee has the responsibility to monitor and oversee these processes.

        Prior to February 17, 2004, the Audit Committee was comprised of James T. Clark, Ben M. Enis and Donald A. Johnston. Prior to his resignation on February 17, 2004, the Board of Directors had determined that one member of its Audit Committee, James T. Clark, was an "audit committee financial expert" and "independent," as those terms are used in Item 401(h) of Regulation S-K.

        After Mr. Clark and Mr. Johnston resigned from the Board, the Board dissolved the Audit Committee, and the entire Board, exclusive of Mr. Ginsburg, administered the functions of the Audit Committee for the remainder of 2004. During that time no financial expert was identified to replace Mr. Clark. Since joining the Board in March 2005, Mr. McGuire has served as the Audit Committee Chairman. The Board of Directors has determined that Mr. Tanner meets the Securities and Exchange Commission criteria for an "audit committee financial expert." Mr. Tanner's qualifications include extensive experience in the investment and financial industries, including his tenure as a Managing Director at Lazard Frères & Co., co-head of Lazard Capital Partners and his current position as Managing Principal of Quadrangle, a private equity firm. As described above, Mr. Tanner is not "independent" due to his affiliation with Quadrangle, nor does he meet the independence criteria set forth in the corporate governance listing standards of the New York Stock Exchange. Mr. Weinstock served as a member of the Audit Committee from March 2005 until he resigned on April 28, 2005. For so long as Quadrangle retains the right to designate three members of the Board as described in "Election of Directors," at least some of the members of our Audit Committee will likely continue to be non-independent directors.

Compensation Committee

        The Compensation Committee establishes the salaries and bonuses for our executive officers and reviews and makes recommendations to the Board regarding our compensation and benefit plans. Until February 17, 2004, the Compensation Committee was composed of Donald A. Johnston, James Q. Wilson and Bruce A. Akin. The Compensation Committee met one time prior to February 17, 2004. Upon the sale of us by Westar, Mr. Akin and Mr. Johnston resigned from the Board. After the resignations, the Board dissolved the Compensation Committee, and for the remainder of 2004, the functions of the Compensation Committee were administered by the entire Board, exclusive of Mr. Ginsburg. Current members of the Compensation Committee are Mr. Tanner (chair) and Mr. McGuire.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        During 2004, no Compensation Committee member was an officer or employee of us or our subsidiaries, or formerly an officer, nor had any relationship otherwise requiring disclosure under the rules of the Securities and Exchange Commission. No executive officer of us served as a member of the Compensation Committee or as a director of any company where an executive officer of that company is a member of our Compensation Committee. The members of the Compensation Committee thus do not have any compensation committee interlocks or insider participation. Certain relationships and related transactions that may indirectly involve our board members are reported below.

Family Relationships

        There are no family relationships between any of the directors or executive officers.

Involvement in Certain Legal Proceedings

        During the past five years, none of the directors or executive officers have been involved in any legal proceedings that are material to the evaluation of their ability or integrity.

Communication with Directors

        Stockholders may send communications to our directors as a group or individually, c/o the Corporate Secretary at 1035 N 3rd Street, Suite 101, Lawrence, Kansas 66044. Stockholder communications will be reviewed by the Corporate Secretary for relevance to our business and then appropriate communications will be forwarded to the intended director(s).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        In February 2005, we completed a one-share-for-fifty-shares reverse stock split of our outstanding shares of Common Stock. All prior and current share amounts included in this Information Statement give effect to the reverse stock split.

        The following table sets forth certain information with respect to all persons known by us to be the beneficial owners of more than 5% of our outstanding Common Stock as of April 29, 2005. Information in the table is based on such owners' Schedule 13D as filed with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
POI Acquisition, L.L.C. 375 Park Avenue, 14th Floor New York, NY 10152	10,666,667(1)	58.61%
Quadrangle Master Funding Ltd 375 Park Avenue, 14th Floor New York, NY 10152	5,333,333(2)	29.31%
POI Acquisition I, Inc. 375 Park Avenue, 14th Floor New York, NY 10152	1,705,829	9.37%

(1)
POI Acquisition, L.L.C. holds 10,666,667 shares of Common Stock directly. In addition, 1,705,829 shares are currently held by POI Acquisition I, Inc. As stockholder of 66.67% of the outstanding ordinary shares of POI Acquisition I, Inc., POI Acquisition, L.L.C. may be deemed to share voting and/or dispositive power over shares held by POI Acquisition I, Inc. However, POI Acquisition, L.L.C. disclaims beneficial ownership of such shares.

(2)
Quadrangle Master Funding Ltd holds 5,333,333 shares of Common Stock directly. In addition, 1,705,829 shares are currently held by POI Acquisition I, Inc. As stockholder of 33.33% of the outstanding ordinary shares of POI Acquisition I, Inc., Quadrangle Master Funding Ltd may be deemed to share voting and/or dispositive power over shares held by POI Acquisition I, Inc. However, Quadrangle Master Funding Ltd disclaims beneficial ownership of such shares.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

        The following table sets forth certain information with respect to beneficial ownership of our Common Stock, as of March 31, 2005, by each of our directors and named executive officers and all of our directors and executive officers as a group. Other than Richard Ginsburg, none of our current directors have a beneficial ownership interest in our Common Stock as of April 29, 2005. Information

in the table is derived from Securities and Exchange Commission filings made by such persons under Section 16(a) of the Exchange Act, as amended, and other information received by us.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Protection One(1)		Percent of Class
Richard Ginsburg	137,007(2	)(3)	*
Darius G. Nevin	96,475(2	)(3)	*
Peter J. Pefanis	62,056(2)		*
Steven V. Williams	47,616(2)		*
J. Eric Griffin	7,829(2)		*
Steven Rattner	0(4)		N/A
David A. Tanner	0(5)		N/A
Michael Weinstock	0(6)		N/A
Robert J. McGuire	0(7)		N/A
All directors and named executive officers of Protection One as a group (9 persons)	350,983(2)		*

*
Each individual owns less than one percent of the outstanding shares of our Common Stock. All directors and named executive officers as a group own approximately 1.9% of the outstanding shares of our Common Stock.

(1)
No director or named executive officer owns any of our equity securities other than Common Stock.

(2)
Includes shares subject to options that are currently exercisable or that become exercisable within 60 days after March 31, 2005 as follows: Mr. Ginsburg, 56,315; Mr. Nevin, 29,659; Mr. Pefanis, 28,659; Mr. Williams, 16,902; and Mr. Griffin, 1,162.

(3)
Includes shares held in 401(k) plan: Mr. Ginsburg, 92; Mr. Nevin, 148.

(4)
Mr. Rattner is a Managing Member of Quadrangle GP Investors LLC and a Member of Quadrangle Debt Recovery Advisors LLC. Mr. Rattner disclaims beneficial ownership of the shares of Common Stock that may be deemed beneficially owned by POI Acquisition I, Inc. ("PAII"), POI Acquisition, L.L.C. ("POIA"), Quadrangle Master Funding Ltd ("QMFL"), Quadrangle GP Investors LLC, Quadrangle GP Investors LP, Quadrangle Capital Partners LP, Quadrangle Select Partners LP and Quadrangle Capital Partners–A LP (collectively, the "Quadrangle Funds") or any affiliates thereof.

(5)
Mr. Tanner is the President and a Director of PAII, a Manager of POIA, a Managing Member of Quadrangle GP Investors LLC and a Member of Quadrangle Debt Recovery Advisors LLC. Mr. Tanner disclaims beneficial ownership of the shares of Common Stock that may be owned or deemed beneficially owned by PAII, POIA, QMFL, Quadrangle GP Investors LLC, Quadrangle GP Investors LP, the Quadrangle Funds or any affiliates thereof.

(6)
Mr. Weinstock is a Vice President, the Treasurer and a Director of PAII, a Director of QMFL, a Managing Member of Quadrangle Debt Recovery Advisors LLC and a Member of Quadrangle GP Investors LLC. Mr. Weinstock disclaims beneficial ownership of the shares of Common Stock that may be owned or deemed beneficially owned by PAII, POIA, QMFL, Quadrangle GP Investors LLC, Quadrangle GP Investors LP, the Quadrangle Funds or any affiliates thereof.

(7)
On March 11, 2005, Mr. McGuire was granted 2,000 Restricted Share Units (RSUs), one-fourth of which vest and convert into shares of Common Stock in each of March, 2006, 2007, 2008 and 2009.

EXECUTIVE OFFICERS; EXECUTIVE COMPENSATION AND RELATED INFORMATION

Executive Compensation

        The following table and narrative show all compensation awarded, paid to or earned by the President and Chief Executive Officer of Protection One and each of its four most highly compensated executive officers other than the President and Chief Executive Officer from all sources for services rendered in all of their capacities to Protection One during 2004, 2003, and 2002. We refer to the executives in the table as the "named executive officers."

SUMMARY COMPENSATION TABLE

Long Term Compensation Awards:
Annual Compensation
Securities Underlying Options Granted (#)
Name and Principal Position(s)	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)		All Other Compensation ($)(3)
Richard Ginsburg President and Chief Executive Officer	2004 2003 2002	450,000 439,583 325,000	398,803 669,049 397,854	45,315 45,413 133,417	— — —	3,416,780 6,500 6,167
Darius G. Nevin Executive Vice President and Chief Financial Officer	2004 2003 2002	300,000 293,333 220,000	265,869 446,032 269,317	65,830 66,276 116,871	— — 1,000	2,282,177 8,008 7,508
Steven V. Williams Executive Vice President and President, Network Multifamily	2004 2003 2002	277,000 273,596 232,741	245,486 265,255 190,265	16,037 24,485 24,089	— — 1,000	1,775,081 7,167 5,891
Peter R. Pefanis Executive Vice President	2004 2003 2002	267,000 263,083 210,000	236,623 396,969 269,317	14,323 5,640 —	— — 3,400	2,063,481 8,751 6,278
J. Eric Griffin Vice President, General Counsel and Corporate Secretary	2004 2003 2002	200,000 195,833 150,000	136,000 175,023 109,933	11,180 12,754 11,180	— — —	104,016 5,789 602

(1)
Bonus amounts reflect amounts earned during a period that may have been paid in subsequent periods.

(2)
Other Annual Compensation for 2004 includes the following items: (a) payments pursuant to the individual employment contract described under "Employment and Change in Control Agreements" for travel expenses, taxes paid on behalf of the executives and executive physicals paid by us in the amounts of $30,827, $52,294 and $787 for Mr. Ginsburg, Mr. Nevin and Mr. Pefanis, respectively; (b) car allowance in the amount of $14,488, $13,536, $14,488, $13,536 and $11,180 for Mr. Ginsburg, Mr. Nevin, Mr. Williams, Mr. Pefanis and Mr. Griffin, respectively; and (c) service award bonus in the amount of $1,549 for Mr. Willams. Other Annual Compensation does not include an aggregate of $200,000 paid for legal expenses incurred by executive officers in connection with the review and negotiation of their employment agreements and other incentive arrangements. The legal fees were paid by us in order to facilitate signing of the employment agreements. Perquisites provided to some or all of our named executive officers also included: $1,000 towards the purchase of a new security system with an annual upgrade allowance of $400, including reasonable installation and service calls and standard monthly monitoring at no charge; mandatory physical examinations; enhanced paid time off, which has a higher accrual rate and higher maximum balance when compared to non-executive employees; and a monthly auto allowance.

(3)
All Other Compensation for 2004 includes the following items: (a) change in control payments pursuant to the sale of Protection One, Inc. by Westar Industries, Inc. on February 18, 2004 in the amounts of $3,078,432, $2,058,658, $1,581,798 and $1,878,444 for Mr. Ginsburg, Mr. Nevin, Mr. Williams and Mr. Pefanis, respectively; (b) key employee retention plan payments in the amounts of $337,500, $217,500, $186,975, $180,225 and $100,000 for Mr. Ginsburg, Mr. Nevin, Mr. Williams, Mr. Pefanis and Mr. Griffin, respectively; (c) company contributions under our 401(k) plan in the amount of $524, $5,587, $6,308, $3,779 and $3,837 for Mr. Ginsburg, Mr. Nevin, Mr. Williams, Mr. Pefanis and Mr. Griffin, respectively; and (d) insurance premiums paid by us in the amounts of $324, $432, $1,033 and $180 for Mr. Ginsburg, Mr. Nevin, Mr. Pefanis and Mr. Griffin, respectively.

Executive Officers

        The name, age and current position(s) of each of our executive officers are set forth below.

Name	Age	Background
Richard Ginsburg	36
		Mr. Ginsburg has served as our director and Chief Executive Officer since April 2001 and President since July 2001. He was President and Chief Executive Officer of Guardian International, Inc., a security monitoring company, from August 1996 to April 2001. He is a director of Guardian.
Darius G. Nevin	47
		Mr. Nevin has served as our Executive Vice President and Chief Financial Officer since August 2001. He served as our director from November 2002 to May 2003. From October 1997 to August 2001, he was the Chief Financial Officer of Guardian International, Inc. For most of the ten years prior to October 1997, Mr. Nevin served in senior executive positions of a predecessor company to Security Technologies Group, Inc., a provider of electronic security systems and services to the commercial market. He is a director of Guardian.
Peter J. Pefanis	58
		Mr. Pefanis has been Executive Vice President of Protection One Alarm Monitoring, Inc., our wholly-owned subsidiary, since September 2002. He served as Senior Vice President from June 4, 2001 to September 30, 2002. From January 2001 until June 2001, Mr. Pefanis was Regional Vice President for SecurityLink, a provider of electronic security systems. Prior to that, he was East Area Director for Honeywell, Inc., a provider of electronic security systems.
Steven V. Williams	52
		Mr. Williams has served as our Executive Vice President since July 2001. He served as our director from October 2000 to March 2003. He was our Senior Vice President from May 2000 to July 2001. Since 1997, he has also served as President of Network Multifamily, our wholly-owned subsidiary. Mr. Williams is a director of the National Multi-Housing Council.

J. Eric Griffin	46	Mr. Griffin has served as our Vice President, General Counsel and Secretary since December 2001. He served as Executive Director of Legal Services from May 2000 to December 2001.

        All of our officers are appointed by the Board and hold their respective offices until their respective successors have been appointed, or their earlier death, resignation or removal by the Board.

Compensation Committee Report

        With respect to actions identified in this report, the phrase "Compensation Committee" should be interpreted to include the previously dissolved Compensation Committee, the entire Board in lieu of the previously dissolved Compensation Committee, or the Compensation Committee as it is currently configured, as applicable. See "Compensation Committee" for a description of our Compensation Committee.

        Our director and executive compensation programs are administered by the Compensation Committee. The Compensation Committee is responsible for the review and approval of all issues pertaining to director and executive compensation.

Overview

        The objective of our three executive compensation programs (base salary, short-term incentive and long-term incentive) is to provide compensation which enables us to attract, motivate and retain talented and dedicated executives, foster a team orientation toward the achievement of business objectives and directly link the success of our executives with that of our stockholders.

        The key objectives of our compensation philosophy are as follows: an emphasis on stockholder value creation by increasing cash flow and recurring monthly revenue; setting base salaries and total compensation within a market competitive range; the utilization of a pay-for-performance philosophy; and an emphasis on long-term incentives and equity programs for executive employees. Participation in long-term and short-term incentive programs is extended to certain employees in addition to executive officers based on the potential to contribute to increasing stockholder value.

        In structuring our compensation plans, the Compensation Committee takes into consideration Section 162(m) (which disallows the deduction of compensation for each of our named executive officers in excess of $1,000,000 per person, except for certain payments based upon performance goals) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and other factors the Compensation Committee deems appropriate. Nevertheless, in order to accomplish the objectives described above with respect to our compensation programs, some of the compensation under our compensation programs is not deductible by reason of Section 162(m).

        In February 2004, Westar consummated the sale of its interests in us to affiliates of Quadrangle. The sale transaction triggered change of control provisions in approximately $245 million of our outstanding indebtedness. Our immediate need to restructure our financial obligations directly affected our ability to incentivize and retain our management team, and at the same time created uncertainty in the value of management's long-term incentive compensation. For these reasons, the Compensation Committee, after discussions with management and upon the advice of an independent compensation consultant retained by the Compensation Committee, entered into new employment agreements (which included change of control and severance provisions) with executives and senior managers.

Base Salary Compensation

        An annual base salary range is established for each executive position to reflect the potential contribution of each position to the achievement of our business objectives. Due to large consolidations in the security monitoring industry, we have few truly comparable companies for executive compensation purposes. Given that we faced a significant financial restructuring in 2004, which included the prospect of seeking relief under Chapter 11 of the U.S. Bankruptcy Code, we included financially distressed companies in the comparative analysis.

        Within the established base salary ranges, actual base salary is determined by a subjective assessment of each executive's achievement of individual objectives and managerial effectiveness. The Compensation Committee annually reviews the performance of the executive officers. In establishing the base compensation of executive officers in 2004, the Compensation Committee considered (i) the historical operating performance of the Company; (ii) the need to maintain the continuity and focus of our management team through a financial restructuring; (iii) the Company's goal of delivering competitive compensation to our management team; (iv) the recommendations of a compensation consultant; and (v) with respect to those executives other than the CEO, the recommendations of the CEO. After reviewing salary levels of companies in comparable financial situations, the Compensation Committee determined that the base salaries for our executive officers generally tracked within an acceptable range of market median salary levels and that it would be appropriate and consistent with market practice not to change compensation levels established in 2003.

        All executive officers, excluding Mr. Williams who was hired in 1997 and Mr. Griffin who was hired in 2000, were hired in 2001.

Annual Incentive Compensation

        All executive officers are eligible for annual incentive compensation.

        The primary form of short-term incentive compensation is provided through our Short-Term Incentive Plan, or STIP. Through the STIP, employees selected by the Compensation Committee who have an opportunity to directly and substantially contribute to achievement of our short-term objectives are eligible to receive short-term incentive compensation. Short-term incentives are structured so that potential compensation is comparable with short-term compensation granted to persons in comparable positions in the national market and are targeted to approximate the median in the national market.

        Under the STIP, as amended, Mr. Ginsburg, Mr. Nevin and Mr. Pefanis may nominally earn an annual short-term incentive target of 60% of their base salaries. Mr. Williams may nominally earn an annual short-term incentive target of 60% of his base salary under his agreement with Multifamily. Mr. Griffin may nominally earn an annual short-term incentive target of 40% of his base salary. Other participants may earn annual short-term incentive targets ranging from 15% to 40% of base salary. Actual (as opposed to nominal) earned short-term incentive compensation as a percentage of salary can be greater or less than the target percentage depending on our actual performance against budgeted performance criteria established by the Compensation Committee. Accordingly, it is possible that if our performance exceeds budgeted criteria, actual incentive compensation paid under the STIP may exceed the targeted percentage of base compensation.

        Under the 2004 STIP, Mr. Ginsburg, Mr. Nevin, Mr. Pefanis and Mr. Williams each had an annual short-term incentive target award of 60% of their base salaries. Mr. Griffin had an annual short-term incentive target award of 40% of his base salary. For each of them, 70% of the annual incentive target award was based upon our steady state net operating cash flow, as defined in the 2004 STIP, and 30% of each target award was a discretionary award based on managerial skills. Actual (as opposed to target) short-term incentive compensation as a percentage of salary can be greater than the targeted award if our actual steady state operating cash flow exceeds the specified target.

Long-Term Incentives

        Long-term incentive compensation has typically been offered to employees who are in positions that can affect our long-term success through the formation and execution of our business strategies. The 1997 Long Term Incentive Plan, or LTIP, is the principal method for awarding long-term incentive compensation, and compensation thereunder takes the form of stock options. The purposes of long-term incentive compensation are to: (a) align the interests of award recipients with those of the stockholders by increasing the proprietary interest of the recipients in our growth and success; (b) advance our interests by attracting and retaining the services of directors, officers and other key employees; and (c) motivate recipients to act in the long-term best interests of our stockholders. No long-term incentive compensation was awarded to executives in 2004.

        All exempt employees are eligible for grants under the LTIP. Typically, at the beginning of each incentive period, stock-based awards are provided to such participants and in such amounts as the Compensation Committee deems appropriate. The number and form of awards vary on the basis of position and pay grade. The level of total compensation and stock awards for similar executive positions in comparable companies are used as a reference in establishing the level of stock options for our executives. The Compensation Committee seeks to establish a level of stock options for company executives that would place them in the median range of our peer group in terms of total compensation.

        Options granted prior to February 2005 generally vested and became exercisable ratably over a three-year period. Upon the sale of us by Westar on February 17, 2004, all previously issued and unexpired options held by senior executive officers accelerated and vested. The exercise prices of all such options were in excess of the trading value at the time of accelerated vesting. Options granted in February 2005 vest and become exercisable ratably over a 48 month period.

Change in Control Payments

        A Change in Control occurred as a result of Westar's sale of its investment in us on February 17, 2004, and payments in the amounts of $3,078,432, $2,058,658, $1,581,798 and $1,878,444 were made to Messrs. Ginsburg, Nevin, Williams and Pefanis, respectively, pursuant to the terms of their respective prior employment agreements. Mr. Griffin did not receive a change in control payment. In the event that any amounts or benefits paid to the executive officers pursuant to their current employment agreements are subject to the excise tax imposed under Section 4999 of the Code, we will pay those executive officers an additional amount to compensate them for that tax liability.

Retention Bonus Program

        Pursuant to the terms of their new employment agreements, Messrs. Ginsburg, Nevin, Pefanis, Williams, and Griffin were each entitled to receive two retention bonuses. The first retention bonus was paid on January 5, 2005, for service through December 31, 2004, and the second was paid in February 2005 upon the completion of the debt-for-equity exchange. Each retention bonus payment was equal to a specified percentage of each executive officer's annual base salary at the following rates: Richard Ginsburg—75.0%, Darius G. Nevin—72.5%, Peter J. Pefanis—67.5%, Steve V. Williams—67.5%, and J. Eric Griffin—50.0%.

401(k) Company Stock Fund

        On September 5, 2003, our 401(k) Committee, comprised of senior officers and employees, removed the Protection One Stock Fund as an investment option under our 401(k) Plan. This action did not require plan participants to divest or reallocate investments previously made into the Stock Fund, but effectively prohibited further contributions or allocations into the Stock Fund.

Employee Stock Purchase Plan (ESPP)

        On October 16, 2003, due to the sales process associated with Westar selling its ownership interest in us, the Compensation Committee suspended participation in the ESPP for 2003 and 2004. All amounts contributed by employees through the ESPP in 2003 were returned to plan participants in November 2003. Participation in the ESPP has not resumed.

Chief Executive Officer

        Mr. Ginsburg has been our Chief Executive Officer since April 2001. In determining his compensation, the Compensation Committee took into account relevant salary information in the national market and the recommendations made by an independent compensation consultant.

        Base Salary:    Mr. Ginsburg received a base salary in 2004 of $450,000 as required under his employment agreement, which was unchanged from the base salary set forth in his 2003 employment agreement.

        Short-Term Incentive Pay:    The Compensation Committee awarded Mr. Ginsburg a bonus equal to approximately 148% of his target award under the STIP for 2004. Because of the change in control payment on February 17, 2004, Mr. Ginsburg's STIP award represented a pro rated amount for the period February 18, 2004 through December 31, 2004. Seventy percent of Mr. Ginsburg's target award was based upon our steady state net operating cash flow, as defined in the 2004 STIP, and 30% of his target award was a discretionary award based on managerial skills. As discussed above in the Section entitled Annual Incentive Compensation, because our actual performance exceeded the budgeted performance criteria established by the Compensation Committee, pursuant to the terms of the STIP, Mr. Ginsburg was entitled to a bonus which exceeded the targeted award. The amount of Mr. Ginsburg's 2004 bonus was $398,803.

        Long-Term Incentive Pay:    No stock options or other long-term incentive compensation was awarded by the Compensation Committee to Mr. Ginsburg in 2004.

        The preceding report is not being published over the names of the current members of the Compensation Committee (or the full Board of Directors), because none of those individuals participated in the deliberations concerning compensation reported for the last year.

Option/SAR Grants in Last Fiscal Year

        No SARs or stock options were granted in 2004.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values

        The following table sets forth, for each of the named executive officers, certain information regarding the value of stock options held at year end. No stock option was exercised by any such executive officer during the year ended December 31, 2004.

Name	Shares Acquired on Exercise (#)	Value Realized	Number of Shares of Stock Underlying Unexercised Options at 12/31/04 Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at 12/31/04 Exercisable/Unexercisable
Richard Ginsburg	0	$0	17,500/0	$0/$0
Darius G. Nevin	0	$0	5,400/0	$0/$0
Peter J. Pefanis	0	$0	4,400/0	$0/$0
Steven V. Williams	0	$0	4,426/0	$0/$0
J. Eric Griffin	0	$0	500/0	$0/$0

Long-Term Incentive Plans—Awards in Last Fiscal Year

        No awards were made in 2004.

2004 Executive Employment and Change in Control Agreements

        In July 2004, our executive officers, Mr. Ginsburg, Mr. Nevin, Mr. Williams, Mr. Pefanis and Mr. Griffin, entered into new employment agreements with us. The employment of Mr. Mack Sands, our former executive vice president and chief operating officer, ended during 2004. Protection One agreed to pay up to an aggregate of $200,000 of legal expenses incurred by each of Mr. Ginsburg, Mr. Nevin, Mr. Williams and Mr. Pefanis in connection with the review and negotiation of their employment agreements and other incentive arrangements. These new employment agreements superseded and replaced all previous employment agreements among the parties. The employment agreements of Messrs. Ginsburg, Nevin, Williams and Pefanis will remain in effect until the earlier of (i) the date on which the executive officer's employment is terminated by us or the executive officer or (ii) July 23, 2006, subject to certain exceptions. Mr. Griffin's employment agreement will remain in effect until July 23, 2005. The terms of all of the employment agreements are automatically extended for additional one year periods subject to either party's right to terminate by giving written notice at least 30 days prior to the end of the term.

        The current employment agreements provide for minimum annual base salaries for each of Mr. Ginsburg ($450,000), Mr. Nevin ($300,000), Mr. Williams ($277,000), Mr. Pefanis ($267,000), and Mr. Griffin ($200,000). Pursuant to the current employment agreements, the executive officers are eligible to receive bonus awards, payable in cash or otherwise, and to participate in all of our employee benefit plans and programs in effect for the benefit of our senior executives, including stock option, 401(k) and insurance plans. We will reimburse the executive officers for all reasonable expenses incurred in connection with the conduct of our business, provided the executive officers properly account for any such expenses in accordance with our policies. Pursuant to the current employment agreements, Mr. Ginsburg's and Mr. Nevin's reimbursable business expenses will include the costs of weekly air travel from and to their homes. Further, pursuant to the current employment agreements, should any portion of our reimbursements of travel expenses incurred by Mr. Ginsburg or Mr. Nevin constitute taxable wages for federal income and/or employment tax purposes, we will pay Mr. Ginsburg and Mr. Nevin an additional amount to cover such tax liability.

        The current employment agreements also contain customary provisions relating to nonsolicitation, antidisparagement and the protection of confidential information. In addition, for a period of at least two years following termination of an executive officer's employment with us, such executive officer will be prohibited from owning, managing, operating or otherwise being connected to any entity engaged in the business of providing property monitoring services with revenue in excess of $160,000,000 or, in the case of Mr. Williams, in excess of $10,000,000. Despite such prohibitions, Mr. Ginsburg and Mr. Nevin will be permitted to serve as members of the Board of Directors of Guardian International, Inc. and may hold shares in Guardian International, Inc. during and after their employment with us.

        The employment agreements also contain provisions providing for retention bonuses under certain circumstances in connection with our restructuring, which were paid in January and February 2005 and are described in further detail in "Compensation Committee Report-Retention Bonus Program."

        Pursuant to the terms of the new employment agreements, upon the occurrence of termination of employment by us other than for cause or by the executive for "good reason," Mr. Ginsburg, Mr. Nevin, Mr. Williams and Mr. Pefanis would be entitled to receive (a) a lump-sum cash payment equal to (i) annual base salary and bonus amounts earned but not previously paid through the date of the termination, (ii) a pro rata portion of the executive officer's bonus for the fiscal year in which the change in control occurs and (iii) the cash equivalent of any accrued paid time off, (b) a lump-sum cash payment equal to the sum of (x) 2.0 (or 2.99 for terminations within four (4) months prior to or one (1) year after a "change in control") times the executive officer's annual base salary plus (y) 2.0 (or 2.99 for terminations within four (4) months prior to or one (1) year after a "change in control") times the executive officer's bonus and (c) continued participation for three years in our medical, dental and life insurance plans or a lump-sum cash payment in lieu thereof. Mr. Griffin's employment agreement provides that, upon the occurrence of termination of employment by us other than for cause or by Mr. Griffin for "good reason," he would be entitled to receive (a) a lump-sum cash payment equal to (i) annual base salary and bonus amounts earned but not previously paid through the date of the termination, (ii) a pro rata portion of his bonus for the fiscal year in which the change in control occurs and (iii) the cash equivalent of any accrued paid time off, (b) a lump-sum cash payment equal to the sum of (x) 1.0 (or 1.99 for terminations within four (4) months prior to or one (1) year after a "change in control") times his annual base salary plus (y) 1.0 (or 1.99 for terminations within four (4) months prior to or one (1) year after a "change in control") times his bonus and (c) continued participation for two years in our medical, dental and life insurance plans or a lump-sum cash payment in lieu thereof. The employment agreements were amended on February 8, 2005 to provide that the executives' rights with respect to options granted under the 2004 Stock Option Plan and SARs granted under the Stock Appreciation Rights Plan will be governed exclusively by the terms of such plans and the applicable grant agreements, including such rights in the event of a termination of employment or an underwritten registered public offering of our voting securities.

        A detailed definition of the terms "change in control" and "good reason" are contained in the current employment agreements, which were filed as exhibits to our Form 10-Q for the quarterly period ended June 30, 2004. The definition of "change in control" provides, subject to several important exceptions, that a change in control occurs in the event that, among other things, (i) "Incumbent Directors" (as defined in the current employment agreements) cease to constitute a majority of the board of directors, (ii) any person (other than affiliates of Quadrangle Group, MacKay Shields, LLC or Citibank International plc, their subsidiaries and certain other entities) becomes a beneficial owner of more than 33 1/3% of the combined voting power of our voting securities, (iii) we merge or sell substantially all of our assets or (iv) we substantially liquidate or dissolve.

        A change in control occurred as a result of Westar's sale of its investment in us on February 17, 2004, and payments were made to our executive officers pursuant to the terms of their respective prior employment agreements. In the event that any amounts or benefits paid to the executive officers pursuant to their current employment agreements are subject to the excise tax imposed under Section 4999 of the Code, we will pay those executive officers an additional amount to compensate them for that tax liability.

EQUITY COMPENSATION PLAN INFORMATION

Shares Authorized For Issuance Under Equity Compensation Plans

        The following table summarizes the total shares of our Common Stock that may be received by option holders upon the exercise of outstanding options as of December 31, 2004, the weighted average exercise price of those outstanding options and the number of shares of our Common Stock that are still available for future issuance under our equity compensation plans after considering the stock options currently outstanding.

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance
Incentive Stock Option Plan (the only equity compensation plan approved by our stockholders as of December 31, 2004)	64,867	$143.071	6,495,499
Any equity compensation plans not approved by security holders	0	0.00	0

Total	64,867	$143.071	6,495,499

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Westar/Kansas Corporation Commission

        On November 8, 2002, the Kansas Corporation Commission, or KCC, issued Order No. 51 which required Westar Energy to initiate a corporate and financial restructuring, reverse specified accounting transactions described in the Order, review, improve and/or develop, where necessary, methods and procedures for allocating costs between utility and non-utility businesses for KCC approval, refrain from any action that would result in its electric businesses subsidizing non-utility businesses, reduce outstanding debt giving priority to reducing utility debt and, pending the corporate and financial restructuring, imposed standstill limitations on Westar Energy's ability to finance non-utility businesses, including Protection One.

        On January 2, 2004, Westar Energy and Westar Industries filed a Joint Motion with the KCC to sell Westar Industries' equity interest in Protection One to Quadrangle. The Joint Motion also sought to assign Westar Industries' interest in the revolving credit facility to Quadrangle. In the alternative, the Joint Motion sought permission for Westar Energy to sell its shares of stock in Westar Industries to Quadrangle, at which time Westar Industries' assets and liabilities would consist of the revolving credit facility and its equity interest in Protection One. On February 13, 2004, the KCC approved the Joint Motion.

Sale of Company

        On February 17, 2004, Westar sold approximately 86.8% of the issued and outstanding shares of our Common Stock to POI Acquisition I, Inc., which is owned by POI Acquisition, L.L.C. and Quadrangle Master Funding Ltd, affiliates of Quadrangle Group LLC, or Quadrangle. As part of the sale transaction, Westar Industries also assigned to Quadrangle its rights and obligations as the lender under an existing credit facility with us, which we now refer to as the Quadrangle credit facility. Quadrangle initially paid approximately $122.2 million to Westar as consideration for both the Common Stock and the Quadrangle credit facility, including accrued interest of $2.2 million, with approximately $1.7 million of the initial payment being consideration for the Common Stock. In addition, Westar received a right to additional consideration related to post-closing events, and on November 12, 2004, in connection with the Westar tax settlement, which is described below, Quadrangle paid to Westar $32.5 million as additional consideration.

Restructuring

        General.    On November 12, 2004, we received proceeds of $73.0 million pursuant to a tax sharing settlement agreement with Westar, which settlement was facilitated by our contemporaneous execution of an exchange agreement with Quadrangle that provided for the principal balance outstanding under the Quadrangle credit facility to be reduced by $120.0 million in exchange for the issuance to Quadrangle of 16 million shares of our Common Stock on a post-reverse stock split basis. Other aspects of the restructuring included a one-share-for-fifty-shares reverse stock split of our outstanding shares of Common Stock and the implementation of a management incentive plan. Other than the tax sharing settlement, the restructuring transactions closed in February 2005.

        Debt-for-Equity Exchange.    On November 12, 2004, we entered into an exchange agreement with Quadrangle to restructure the debt under the Quadrangle credit facility. Upon the closing of the exchange agreement on February 8, 2005, Quadrangle reduced the aggregate principal amount outstanding under the Quadrangle credit facility by $120.0 million in exchange for 16 million shares of our Common Stock on a post-reverse stock split basis. The newly issued shares, together with the shares currently owned by Quadrangle, resulted in Quadrangle's owning approximately 97.3% of our Common Stock as of the closing of the debt-for-equity exchange. In connection with the closing, we also amended our certificate of incorporation, implemented a management incentive plan and entered into an amended and restated credit facility, stockholders agreement and registration rights agreement with Quadrangle.

        Settlement Regarding Tax Sharing Payments.    We were a member of Westar's consolidated tax group since 1997. During that time, Westar made payments to us for tax benefits attributable to us and utilized by Westar in its consolidated tax return pursuant to the terms of a tax sharing agreement. Following the consummation of the sale of Westar's ownership interests in us, we are no longer a part of the Westar consolidated tax group.

        On November 12, 2004, we entered into a tax sharing settlement agreement with Westar and Quadrangle that, among other things, terminated the Westar tax sharing agreement, settled all of our claims with Westar relating to the tax sharing agreement and settled claims between Quadrangle and Westar relating to the Westar sale transaction. In accordance with the Westar tax sharing settlement, among other things, Westar paid us approximately $45.9 million in cash and transferred to us its 7 3/8% senior notes due 2005 with aggregate principal and accrued interest of approximately $27.1 million. We cancelled the 7 3/8% senior notes due 2005 that we received pursuant to the Westar tax sharing settlement, resulting in an approximately $26.6 million reduction in the principal amount of our indebtedness. We also used a portion of the proceeds from the Westar tax sharing settlement to make a $14.5 million principal payment on the revolving credit facility with Quadrangle, further reducing our outstanding indebtedness. We are also potentially entitled to certain contingent payments, depending on whether Westar claims and receives certain additional tax benefits in the future with respect to the February 17, 2004 sale transaction. We are unable to determine at this time whether Westar will claim any such benefits or, if Westar were to claim any such benefits, the amount of the benefits that Westar would claim or when or whether Westar would actually receive any such benefits.

Administrative Services Agreement

        Westar Energy provided administrative services at its fully loaded cost to us pursuant to an agreement, which is referred to as the administrative services agreement, that includes accounting, tax, audit, human resources, legal, purchasing and facilities services. Charges of approximately $3.1 million were incurred for the year ended December 31, 2004. We had a net balance due to Westar Energy primarily for these services of $0.4 million at December 31, 2004. Prior to relocation of corporate headquarters on November 18, 2004, we rented office space for our corporate headquarters from Westar on a month-to-month basis. We paid approximately $0.4 million for rent for the year ended December 31, 2004.

Credit Facility

        We had outstanding borrowings under the credit facility with Quadrangle of $201.0 million at December 31, 2004. We accrued interest expense of $17.2 million and made interest payments of $17.2 million on borrowings under the facility for the year ended December 31, 2004.

Quadrangle Debt Restructuring Reimbursement

        In addition to interest accrued and paid under the Quadrangle credit facility, discussed above, we paid $0.6 million and owed $0.3 million to Quadrangle for legal expenses incurred by Quadrangle for the year ended December 31, 2004. We also paid the costs for the financial and legal advisors for both the senior and subordinated debt holders relating to the restructuring of our indebtedness.

Other Related Party Information

        Our chief executive officer, Richard Ginsburg, and our chief financial officer, Darius G. Nevin, held similar positions with Guardian International, Inc. ("Guardian") prior to taking their current positions with Protection One. We granted Guardian an option to purchase an aggregate of 5,000 shares of our Common Stock with a current exercise price of $65.85 in connection with the hiring of Mr. Ginsburg in 2001.

PERFORMANCE GRAPH

        The following chart compares the cumulative total stockholder returns on the Common Stock since December 31, 1999 to (1) the cumulative total returns over the same period of the Russell 2000 index; and (2) the group of companies selected as our peers at the current time. The peer group is comprised of Brinks and Lifeline Systems, Inc. The annual returns for the Peer Group indices are weighted based on the capitalization of each company within the peer group at the beginning of each period for which a return is indicated. The chart assumes the value of the investment in the Common Stock and each index was $100 at December 31, 1999 and that all dividends were reinvested.

COMPARISON of 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG PROTECTION ONE, INC., THE RUSSELL 2000 INDEX
AND A PEER GROUP

    *$100 invested on 12/31/99 in stock or index-
    Including reinvestment of dividends.
    Fiscal year ending December 31.

Audit Committee Report

        The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this Information Statement by reference, except to the extent we incorporate this Report by specific reference.

        The Audit Committee of the Board of Directors has:

  •
  Reviewed and discussed the audited financial statements with management;

  •
  Discussed with Deloitte & Touche LLP, our independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and Rule 2-07 of Security and Exchange Commission Regulation S-X; and

  •
  Received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 and has discussed with Deloitte & Touche LLP its independence.

        In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2004. Mr. Weinstock was a member of the Audit Committee at the time the recommendation was made and he voted in favor of including the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2004. Mr. McGuire abstained from the vote because it occurred on the same date he joined our Board of Directors and Audit Committee.

        The preceding report has been furnished by the following members of the Audit Committee:

        Robert J. McGuire (Chair)

        David A. Tanner

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Audit Fees

        The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates for fiscal years ended December 31, 2004 and 2003 are as follows:

	For the year ending December 31, 2004	Percentage of service approved by the Audit Committee	For the year ending December 31, 2003	Percentage of service approved by the Audit Committee
Audit fees(a)	$450,000	100%	$510,000	100%
Audit-related fees(b)	38,590	100%	44,050	100%
Tax fees(c)	34,428	100%	1,808	100%
All other fees(d)	83,538	100%	—	—

Total fees	$606,556		$555,858

  (a)
  Includes fees for the respective year end audit.

  (b)
  Includes fees for audits of our employee benefit plans, and in 2003, includes fees for providing access to workpapers related to Westar's sale of its interest in our Common Stock.

  (c)
  The fees for 2004 relate to consultations relating to tax positions in forecasted periods. The fees for 2003 relate to tax consultations relating to the tax treatment of intercompany debt relating to the sale of us by Westar.

  (d)
  The fees for 2004 include $29,125 for consultations relating to our selection process in choosing our human resources and financial systems solution, $44,413 for review and consultations relating to our Schedule 14C filed in January 2005 and $10,000 for a seminar on Sarbanes-Oxley compliance.

        The Audit Committee of our Board reviewed the services provided by Deloitte & Touche LLP, along with the fees related to such services. The Audit Committee reviews audit fees to be paid to and other services to be provided by the independent registered public accountants. The Audit Committee has considered, and will consider, whether the provision of non-audit services is compatible with maintaining the independence of our independent registered public accounting firm.

        The Audit Committee charter, which was adopted on March 11, 2005, provides that the Audit Committee will review and pre-approve all audit and non-audit services (excluding prohibited non-audit services as defined in the Sarbanes-Oxley Act of 2002) to be provided to us by our independent auditor (other than with respect to de minimis exceptions permitted by the Sarbanes-Oxley Act of 2002). The Audit Committee may consult with management in making its decision, but it may not delegate this authority to management. The Audit Committee may delegate its authority to pre-approve services to one or more committee members, provided that the designees present the pre-approvals to the full Audit Committee at the next regularly scheduled meeting of the Audit Committee. This authority was delegated by the Audit Committee to Mr. McGuire at the March 11, 2005 meeting of the Audit Committee. The Audit Committee intends to establish policies and procedures for the engagement of the outside auditor to provide permissible non-audit services, which shall include pre-approval of such services.

        The Audit Committee will periodically assess the suitability of our independent registered public accountants, taking into account all relevant fees and circumstances, including the qualifications of other accounting firms. Deloitte & Touche LLP will serve as our independent registered public accountants for 2005. Representatives from Deloitte and Touche LLP will not be in attendance at the annual meeting.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

        Pursuant to Section 16(a) of the Exchange Act and the rules issued thereunder, our executive officers and directors are required to file certain reports with the Securities and Exchange Commission. These reports disclose the amount of our Common Stock that is held by our executive officers and directors, in addition to changes in their ownership of stock. Copies of these reports are required to be furnished to us. We believe that all of our current executive officers, directors and beneficial owners of more than 10% of our Common Stock filed all reports required for 2004 by Section 16(a) of the Exchange Act on a timely basis. Our belief that all required filings were made is based solely on our review of the copies of reports furnished to us, or on written representations to us that no such reports were required.

Code of Ethics

        We have adopted a code of ethics that applies to all employees, including executive officers and senior financial and accounting employees. It is our policy to comply strictly with the letter and spirit of all laws affecting our business and the conduct of our officers, directors and employees in business matters. We make available the code of ethics, free of charge, on our website at www.protectionone.com and by responding to requests addressed to our investor relations department. The investor relations department can be contacted by mail at Protection One, Inc., Attn: Investor Relations, 1035 N 3rd Street, Suite 101, Lawrence, KS 66044 or by calling (785) 856-9368.

Stockholders Sharing an Address; Copies of Annual Report

        We are sending only one Annual Report and Information Statement to two or more stockholders that share an address unless we receive contrary instructions from any beneficial owner at that address. This "householding" practice reduces our printing and postage costs. However, if a beneficial owner at such an address wishes to receive separate annual reports or information statements this year or in the future, he or she may contact our transfer agent, Mellon Investor Services LLC, by mail at PO Box 3315, South Hackensack, NJ 07606, by telephone at 800-898-5324 or by e-mail at shrrelations@mellon.com. If you are a stockholder of record receiving multiple copies, you can request householding by contacting us in the same manner. If you own your shares through a bank, broker or other nominee, you can request householding by contacting the nominee.

        A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission, will be sent to any stockholder without charge upon written request to Protection One, Inc., Attn: Corporate Secretary, 1035 N 3rd Street, Suite 101, Lawrence, Kansas 66044. A copy of our Annual Report on Form 10-K also may be obtained through the internet at the Securities and Exchange Commission's website www.sec.gov or our website www.protectionone.com.

Stockholder Proposals

        Stockholder proposals intended to be included in our information statement or proxy statement, as applicable, for our 2006 annual meeting of stockholders must be addressed to the attention of our Corporate Secretary and received at our principal executive offices at 1035 N 3rd Street, Suite 101, Lawrence, Kansas 66044 by January 1, 2006. For other stockholder proposals intended to be presented at the 2006 annual meeting (but not in our information statement or proxy statement), the deadline is March 21, 2006.

Other Business

        The Board is not aware of any matter to be presented at the meeting other than the matters described above.

By Order of the Board of Directors,

J. ERIC GRIFFIN Corporate Secretary

Lawrence, Kansas
April 29, 2005

Appendix A

AUDIT COMMITTEE

CHARTER

A. Purpose

        The primary function of the Audit Committee is to assist the Board of Directors (the "Board") of Protection One, Inc. (the "Corporation") in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to the public; the Corporation's systems of disclosure controls and internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should promote adherence to, the Corporation's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

  (1)
  Serve as an independent and objective party to monitor the Corporation's financial reporting process, disclosure controls and internal control system.

  (2)
  Oversee the Corporation's compliance with legal and regulatory requirements.

  (3)
  Oversee the independent auditor's qualifications and independence.

  (4)
  Review and appraise the audit efforts of the Corporation's independent accountants and internal auditing activities.

  (5)
  Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing group and the Board of Directors.

  (6)
  Use best efforts to ensure the Corporation complies with the provisions of the Sarbanes-Oxley Act of 2002.

        The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section D of this Charter and reporting regularly to the Board of Directors. The Corporation shall provide appropriate funding, as determined by the Audit Committee, for compensation to the independent auditor and to any advisors that the Audit Committee chooses to engage and for the ordinary administrative expenses of the Audit Committee that are necessary and appropriate in carrying out its duties.

B. Composition

        The Board of Directors shall fix the number of directors who serve on the Audit Committee. Each member of the Audit Committee must be able to read and understand fundamental financial statements, including the Corporation's balance sheet, income statement and cash flow statement.

        At least one member of the Audit Committee may, but is not required to, have accounting or related financial management expertise and be deemed an "audit committee financial expert," in compliance with the criteria established by the Securities and Exchange Commission and other regulations. The existence of such member shall be disclosed in periodic filings as required by the SEC. Audit Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

        The members of the Audit Committee shall be elected by the Board of Directors at the annual organizational meeting of the Board of Directors or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board of Directors, the members of the Audit Committee may designate a Chair by majority vote of the full Audit Committee membership.

C. Meetings

        The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. Each regularly scheduled meeting will conclude with an executive session of the Audit Committee absent members of management. As part of its job to foster open communication, the Audit Committee should meet at least annually with management, the director of the internal auditing group and the independent accountants in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately. In addition, the Audit Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Corporation's financial reporting consistent with Section D.4 below.

        The Audit Committee may request any officer or employee of the Corporation or the Corporation's outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

        A quorum of the Audit Committee shall be declared when a majority of the appointed members of the Audit Committee are in attendance. Meetings shall be scheduled at the discretion of the Audit Committee Chair. Notice of the meetings shall typically be provided at least five days in advance. The Audit Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

        The independent accountants or the director of the internal audit function may request a meeting with the Audit Committee at any time.

D. Responsibilities And Duties

        To fulfill its responsibilities and duties, the Audit Committee may:

Documents/Reports Review

(1)
Review, assess the adequacy of, and update this Charter periodically, at least annually, as conditions dictate, and recommend changes to the Board of Directors.

(2)
Review the Corporation's annual and quarterly financial statements and any other significant reports (at the Audit Committee's discretion) or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants. Annually recommend to the Board of Directors whether the financial statements should be included in the annual report on Form 10-K.

(3)
Review the regular internal reports to management prepared by the internal auditing group or any other internal control report and management's responses to the recommendations (or summaries thereof).

(4)
Review with finance managers and the independent accountants the Corporation's Forms 10-K and 10-Q prior to their filing. The Chair of the Audit Committee may represent the entire Audit Committee for purposes of these reviews.

(5)
Review earnings press releases, including the type and presentation of information, paying particular attention to any pro forma or adjusted non-GAAP information. Such discussions may be in general terms (i.e., discussion of the types of information to be disclosed and the type of presentations to be made).

(6)
Review financial information and earnings guidance provided to analysts and ratings agencies. Such discussions may be in general terms (i.e., discussion of the types of information to be disclosed and the type of presentations to be made).

Independent Accountants

(7)
Appoint, compensate and oversee the work performed by the independent auditor for the purpose of preparing or issuing an audit report or related work. Review the performance of the independent auditors and remove the independent auditors if circumstances warrant. The independent auditors shall report directly to the Audit Committee and the Audit Committee shall oversee the resolution of disagreements between management and the independent auditors in the event that they arise.

(8)
Regularly review with the independent auditor any problems or difficulties and management's response, review the independent auditor's attestation and report on management's internal control report and hold timely discussions with the independent auditors regarding the following:

a)
all critical accounting policies and practices;

b)
all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor;

c)
other material written communications between the independent auditor and management including, but not limited to, the management letter and schedule of unadjusted differences; and

d)
an analysis of the auditor's judgment as to the quality of the Corporation's accounting principles, setting forth significant reporting issues and judgments made in connection with the preparation of the financial statements.

(9)
At least annually, obtain and review a report by the independent auditor describing:

a)
the firm's internal quality-control procedures;

b)
any material issues raised by the most recent internal quality-control review, peer review or by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and

c)
all relationships between the independent auditor and the Corporation (to assess the auditor's independence).

(10)
Review and pre-approve both audit and non-audit services (excluding prohibited non-audit services as defined in the Sarbanes-Oxley Act of 2002) to be provided by the independent auditor (other than with respect to de minimis exceptions permitted by the Sarbanes-Oxley Act of 2002). This duty may be delegated to one or more designated members of the Audit Committee with any such pre-approval reported to the Audit Committee at its next regularly scheduled meeting. Approval of non-audit services shall be disclosed to investors in periodic reports required by Section 13(a) of the Exchange Act. The Audit Committee shall establish policies and procedures for the engagement of the outside auditor to provide permissible non-audit services, which shall include pre-approval of such services.

(11)
Review annually the experience and qualifications of the lead partner and other senior members of the independent audit team and determine that all partner rotation requirements, as promulgated by applicable rules and regulations, are executed. The Audit Committee may also consider whether there should be rotation of the independent auditor itself.

(12)
Set clear hiring policies in compliance with governing laws or regulations for employees or former employees of the independent auditor.

Internal Audit

(13)
Review and advise on the selection and removal of the internal audit director.

(14)
Review the plan, activities, organization structure and qualifications of the internal audit function.

Financial Reporting Processes

(15)
In consultation with the independent accountants and the internal auditors, review their findings on the integrity of the Corporation's financial reporting processes, both internal and external. Review the Corporation's internal control structure including disclosure controls and internal control over financial reporting.

(16)
Receive and review any disclosure from the Corporation's Chief Executive Officer or Chief Financial Officer made in connection with the certification of the Corporation's Forms 10-K and 10-Q of:

a)
any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Corporation's ability to record, process, summarize and report financial data; and

b)
any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation's internal controls.

(17)
Review major issues regarding:

a)
accounting principles and financial statement presentations, including any significant changes in the Corporation's selection or application of accounting principles;

b)
major issues as to the adequacy of the Corporation's internal controls; and

c)
any special audit steps adopted in light of material control deficiencies.

(18)
Review analyses prepared by management and the independent accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

(19)
Review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Corporation's financial statements.

(20)
Review and approve all related party transactions.

(21)
Establish and maintain procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters.

(22)
Establish and maintain procedures for the confidential, anonymous submission by employees of the Corporation regarding questionable accounting or auditing matters.

Process Improvement

(23)
Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

(24)
Following completion of the annual audit, review separately with each of management, the independent accountants and the internal auditing group any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

(25)
Review any significant disagreement among management and the independent accountants or the internal auditing group in connection with the preparation of the financial statements.

(26)
Review with the independent accountants, the internal auditing group and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented (this review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Audit Committee).

(27)
Conduct an annual performance assessment relative to the Audit Committee's purpose, duties and responsibilities outlined herein.

Ethical and Legal Compliance

(28)
Establish, review and update periodically a Code of Ethics for Senior Financial Employees and ensure that management has established a system to enforce this Code. Ensure that the code is in compliance with all applicable rules and regulations.

(29)
Review management's monitoring of the Corporation's compliance with the Code of Ethics and ensure that management has the proper review system in place to ensure that the Corporation's financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

(30)
Review, with the Corporation's counsel, legal compliance matters including corporate securities trading policies.

(31)
Review, with the Corporation's counsel, any legal matter that could have a significant impact on the Corporation's financial statements.

(32)
Meet with the Chief Executive Officer and the Chief Financial Officer on a quarterly basis to review their Section 302 and 906 certifications.

(33)
Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

Risk Management

(34)
Review and evaluate risk management policies in light of the Corporation's business strategy, capital strength and overall risk tolerance. The Audit Committee also may evaluate on a periodic basis and discuss with management the Corporation's risk assessment and risk management policies, including the internal system to review operational risks, procedures for investment and trading and safeguards to ensure compliance with procedures.

(35)
Review the management of pension assets and liabilities, including the performance of the pension fund managers.

(36)
Review the Corporation's policies towards management and controls over cash and investments, currency exposures, interest rate and commodities risks, in particular where hedging activities are undertaken.

Tax Policies

(37)
Review periodically the Corporation's tax status and any pending audits or assessments.

Management Letter

(38)
Review with the independent auditor any management letter provided by the auditor and the Corporation's response to that letter.

Audit Committee Report

(39)
Prepare the Audit Committee report required by the rules of the Securities and Exchange Commission to be included in the Corporation's annual proxy statement.

Compliance with Laws and Regulations

(40)
Advise the Board with respect to the Corporation's policies and procedures regarding compliance with applicable laws and regulations.

Additional Responsibilities and Duties

(41)
Have such additional responsibilities and perform such additional duties as are specifically delegated to the Audit Committee by the Board from time to time.

E. Conflict Of Interest

        In the event that an Audit Committee member faces a potential or actual conflict of interest with respect to a matter before the Audit Committee, that Audit Committee member shall be responsible for alerting the Audit Committee Chair, and in the case where the Audit Committee Chair faces a potential or actual conflict of interest, the Audit Committee Chair shall advise the Chairperson of the Board. In the event that the Audit Committee Chair or the Chairperson of the Board concurs that a potential or actual conflict of interest exists, a substitute director shall be appointed as an Audit Committee member until the matter, posing the potential or actual conflict of interest, is resolved.

F. Reports

        The Audit Committee will report regularly to the Board with respect to its activities and its recommendations. When presenting any recommendation or advice to the Board, the Audit Committee will provide such background and supporting information as may be necessary for the Board to make an informed decision. The Audit Committee will keep minutes of its meetings and will make such minutes available to the full Board for its review.

        The Audit Committee shall report to shareholders in the Corporation's proxy statement for its annual meeting whether the Audit Committee has satisfied its responsibilities under this Charter.

G. Authorizations

        The Audit Committee is authorized to confer with Corporation management and other employees to the extent it may deem necessary or appropriate to fulfill its duties. The Audit Committee is authorized to conduct or authorize investigations into any matters within the Audit Committee's scope of responsibilities. The Audit Committee also is authorized to seek outside legal or other advice to the extent it deems necessary or appropriate, provided it shall keep the Board advised as to the nature and extent of such outside advice.

QuickLinks

PROTECTION ONE, INC. 1035 N 3rd Street, Suite 101 Lawrence, Kansas 66044 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
INFORMATION STATEMENT FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
ELECTION OF DIRECTORS
INFORMATION ABOUT THE BOARD OF DIRECTORS
2004 Independent Director Compensation
2005 Independent Director Compensation
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS
EXECUTIVE OFFICERS; EXECUTIVE COMPENSATION AND RELATED INFORMATION
SUMMARY COMPENSATION TABLE
EQUITY COMPENSATION PLAN INFORMATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PERFORMANCE GRAPH
COMPARISON of 5 YEAR CUMULATIVE TOTAL RETURN* AMONG PROTECTION ONE, INC., THE RUSSELL 2000 INDEX AND A PEER GROUP
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
ADDITIONAL INFORMATION
  Appendix A
AUDIT COMMITTEE CHARTER